Exhibit 5.1

PILLSBURY WINTHROP SHAW PITTMAN LLP

Four Embarcadero Center, 22nd Floor
San Francisco, California 94111

August 7, 2013

Chevron Corporation
6001 Bollinger Canyon Road
San Ramon, California 94583-2324

Re:	Registration Statement on Form S-8
Ladies and Gentlemen:
With reference to the Registration Statement on Form S-8 (the “Registration Statement”) to be filed by Chevron Corporation, a Delaware corporation (the “Company”), with the Securities and Exchange Commission under the Securities Act of 1933, relating to the Deferred Compensation Obligations of the Company in the principal amount of $160,000,000 and up to 1,288,244 shares of the Company's Common Stock issuable pursuant to the Company's Deferred Compensation Plan for Management Employees II (the “Plan”), it is our opinion that such Deferred Compensation Obligations, when established in accordance with the Plan, will be valid and binding obligations of the Company, enforceable against the Company in accordance with the terms of the Plan, except as enforceability (i) may be limited by bankruptcy, insolvency, reorganization or other similar laws affecting creditors' rights generally, and (ii) is subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law), and such shares of Common Stock of the Company, when issued and sold in accordance with the Plan, will be legally issued, fully paid and nonassessable. The opinions set forth in this letter are limited to the General Corporation Law of the State of Delaware, as in effect on the date hereof.
We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.
Very truly yours,
/s/ Pillsbury Winthrop Shaw Pittman LLP